As filed with the Securities and Exchange Commission on January 28, 2008
                                                                         Registration Number: 333-_____________________________________________________________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA JIANYE FUEL, INC.
(Exact name of Registrant as specified in Charter)

         Delaware                                                                                                    20-8296010________
         (State of Incorporation)                                                              (I.R.S. Employer I.D. Number)

100 Wall Street – 15thFloor, New York, NY 10005
(Address of Principal Executive Offices)

 2008 EQUITY INCENTIVE PLAN
(Full Title of Plan)

Peter Zhou
American Union Securities, Inc.
100 Wall Street, 15th Floor
New York, NY 10005
212-232-0120
(Name, Address and Telephone Number of Agent for Service)

Copy to:
ROBERT BRANTL, ESQ.
52 Mulligan Lane
Irvington, NY 10533
(914) 683-3026

CALCULATION OF REGISTRATION FEE

Title of	Proposed Maximum	Proposed Maximum
Securities	Amount to	Offering	Aggregate	Amount of
to be registered	be Registered(1)	Price per Share (2)	Offering Price (2)	Registration Fee

Common stock,	500,000 shares	$1.25	$625,000	$24.57
$.001 par value
____________________________________________________________________________________________________

(1)
This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2)
The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 500,000 shares by $1.25.  The price was determined by reference to the last trade price posted on the OTC Bulletin Board as of January 25, 2008.

PART II

INFORMATION REQUIRED IN THE REGISTRATION  STATEMENT

Item 3.	Incorporation of Documents by Reference.

China Jianye Fuel, Inc. is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a)	China Jianye Fuel’s Registration Statement on Form 10-SB filed on March 12, 2007;

(b)	China Jianye Fuel’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007;

(c)	China Jianye Fuel’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007;

(d)	China Jianye Fuel’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007

(e)	China Jianye Fuel’s Current Report on Form 8-K dated October 15, 2007 and filed on October 19, 2007; and

(f)	China Jianye Fuel’s Current Report on Form 8-K dated November 13, 2007 and filed on November 13, 2007;

(g)	China Jianye Fuel’s Current Report on Form 8-K dated January 17, 2008 and filed on January 18, 2008;

(h) the description of China Jianye Fuel’s Common Stock contained in Item 8 of its Registration Statement on Form 10-SB (No. 000-52496) that was filed on March 12, 2007.

China Jianye Fuel is also incorporating by reference all documents hereafter filed by China Jianye Fuel pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.	Description of Securities.

Not Applicable.

Item 5.       Interests of Named Experts and Counsel.

      Robert Brantl, Esq., counsel to China Jianye Fuel, has passed upon the validity of the shares registered pursuant to this Registration Statement.  Mr. Brantl holds no interest in the securities of China Jianye Fuel (China) Holdings, Inc.

Item 6.                  Indemnification of Directors and Officers.

  Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

    The Certificate of Incorporation of China Jianye Fuel provides that the corporation may indemnify directors, officers, employees or agents of the corporation to the extent provided in the Delaware General Corporation law.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.                  Exhibits.

4.1	2008 Equity Incentive Plan

5                     Opinion of Robert Brantl, Esq.

23.1                Consent of Michael F. Cronin, CPA

23.2                 Consent of Patrizio & Zhao, LLC

23.3	Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.                  Undertakings.

China Jianye Fuel, Inc. hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of China Jianye Fuel pursuant to the provisions of the Delaware General Corporation Law or otherwise, China Jianye Fuel has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by China Jianye Fuel of expenses incurred or paid by a director, officer or controlling person of China Jianye Fuel in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, China Jianye Fuel will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, China Jianye Fuel, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zhaodong, People’s Republic of China on the 28th day of January, 2008.

CHINA JIANYE FUEL, INC.

By: /s/ Jianye Wang
       Jianye Wang, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on January 28, 2008.

/s/ Jianye Wang______
Jianye Wang, Director,
Chief Executive Officer,
Chief Financial Officer